Exhibit 99(n)

LAZARD RETIREMENT SERIES, INC.

Rule 18f-3 Plan

          Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

          The Board of Directors (the “Board”) of Lazard Retirement Series, Inc. (the “Fund”), including a majority of the Board members who are not “interested persons” (as defined in the 1940 Act) of the Fund, which desires to offer multiple classes with respect to each series of the Fund listed on Schedule A attached hereto, as such Schedule may be revised from time to time, has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

          1. Class Designation: Fund shares shall be divided into Service Shares and Investor Shares.

          2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to Service Shares pursuant to a Distribution and Servicing Plan.

          3. Sales Charges and Distribution and Servicing Fees: Service Shares and Investor Shares shall be offered at net asset value. Neither Class shall be subject to any front-end or contingent sales charges.

          Service Shares shall be subject to an annual distribution and servicing fee at the rate of .25% of the value of the average daily net assets of the Service Shares pursuant to a Distribution and Servicing Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

          4. Expense Allocation. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Distribution and Servicing Plan; (b) transfer agent fees identified by the Fund’s transfer agent as being attributable to a specific Class; (c) litigation or other legal expenses relating solely to a specific Class; and (d) fees and expenses of administration that are identified and approved by the Board as being attributable to a specific Class.

Dated: January 19, 2006

SCHEDULE A

Name of Portfolio

Lazard Retirement U.S. Equity Value Portfolio
Lazard Retirement U.S. Strategic Equity Portfolio
Lazard Retirement U.S. Small Cap Equity Portfolio
Lazard Retirement U.S. Small Cap Equity Value Portfolio
Lazard Retirement U.S. Small Cap Equity Growth Portfolio
Lazard Retirement Global Equity Income Portfolio
Lazard Retirement International Equity Portfolio
Lazard Retirement International Equity Select Portfolio
Lazard Retirement International Strategic Equity Portfolio
Lazard Retirement International Small Cap Equity Portfolio
Lazard Retirement Emerging Markets Equity Portfolio
Lazard Retirement Capital Allocator Opportunistic Strategies Portfolio

As revised as of: May 1, 2008

A-1